Exhibit 99.1

Trovagene’s PLK1 Inhibitor PCM-075, in Preclinical AML Data, Significantly Enhances the Efficacy of a FLT3 inhibitor in Combination Therapy

Human AML xenograft with FLT3 mutation shows PCM-075 in combination with Quizartinib resulted in 96% tumor growth inhibition with tumor regression

SAN DIEGO, CA — August 16, 2017 — Trovagene, Inc. (NASDAQ: TROV), a precision medicine biotechnology company, today announced positive data from a preclinical in-vivo study examining the combination of their PLK1 inhibitor, PCM-075, with a leading investigational FLT3 Inhibitor.  This FLT3 mutant xenograft model shows PCM-075 in combination with Quizartinib resulted in 96% tumor growth inhibition versus monotherapy with Quizartinib (81%) or PCM-075 (76%).  This research data is planned for future publication.

“Thirty percent of patients with AML harbor a FLT3 mutation. This represents an opportunity for combination therapy with PCM-075,” said Bill Welch, CEO of Trovagene. “We are encouraged by this initial preclinical data as we continue to identify potential combination therapies using PCM-075 within diverse AML patient populations.”

About PCM-075

PCM-075 is a highly-selective adenosine triphosphate (ATP) competitive inhibitor of the serine/threonine polo-like-kinase 1 (PLK 1) enzyme, which is over-expressed in multiple hematologic malignancies, as well as solid tumors such as adrenocortical, breast, prostate, ovarian, lung, gastric and colon cancers. PCM-075 is orally bioavailable and has been explored in an initial Phase 1, open-label, dose-escalation safety study in patients with advanced metastatic solid tumor cancers. Trovagene plans to initiate clinical trials of PCM-075 in AML, since it has significant advantages over prior PLK1 inhibitors evaluated in this indication, including a higher selectivity, greater potency, oral bioavailability and shorter half-life.

About Acute Myeloid Leukemia

Acute myeloid leukemia (AML) is a hematologic malignancy in which myeloid lineage cells of the bone marrow cease to differentiate appropriately, resulting in a marked increase in the number of circulating immature blast cells. As a consequence, the counts of mature red blood cells, platelets, and normal white blood cells decline, causing fatigue, shortness of breath, bleeding, and increased susceptibility to infection. Patients harboring mutations in the FLT3 receptor tyrosine kinase have a particularly poor prognosis; however, significant progress has been made by the emergence of a variety of targeted inhibitors capable of suppressing FLT3 signaling. This has prompted the development of second-generation FLT3 inhibitors, led by Quizartinib (Daiichi Sankyo), which has demonstrated enhanced FLT3 specificity and have been generally well tolerated in clinical trials. Molecular insights provided by FLT3 inhibitors have shed light upon the variety of mechanisms underlying the acquisition of resistance and have

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provided a rationale supporting the use of combination regimens with other emerging targeted therapies.

About Trovagene, Inc.

Trovagene is a precision medicine biotechnology company developing oncology therapeutics for improved cancer care by leveraging its proprietary Precision Cancer Monitoring® (PCM) technology in tumor genomics.  Trovagene has broad intellectual property and proprietary technology to measure circulating tumor DNA (ctDNA) in urine and blood to identify and quantify clinically actionable markers for predicting response to cancer therapies.  Trovagene offers its PCM technology at its CLIA/CAP — accredited laboratory and plans to continue to vertically integrate its PCM technology with precision cancer therapeutics.  For more information, please visit https://www.trovagene.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend” or other similar terms or expressions that concern Trovagene’s expectations, strategy, plans or intentions. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially.  There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements.  These factors include, but are not limited to, our need for additional financing; our ability to continue as a going concern; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; our clinical trials may be suspended or discontinued due to unexpected side effects or other safety risks that could preclude approval of our product candidates; uncertainties of government or third party payer reimbursement; dependence on key personnel; limited experience in marketing and sales; substantial competition; uncertainties of patent protection and litigation; dependence upon third parties; our ability to develop tests, kits and systems and the success of those products; regulatory, financial and business risks related to our international expansion and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations.  There are no guarantees that any of our technology or products will be utilized or prove to be commercially successful, or that Trovagene’s strategy to design its liquid biopsy tests to report on clinically actionable cancer genes will ultimately be successful or result in better reimbursement outcomes.  Additionally, there are no guarantees that future clinical trials will be completed or successful or that any precision medicine therapeutics will receive regulatory approval for any indication or prove to be commercially successful.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2016, and other periodic reports filed with the Securities and Exchange Commission.  While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties.  Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.  Forward-looking statements included herein are made as of the date hereof, and Trovagene does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Trovagene Contact:

Vicki Kelemen

VP, Corporate Communications

858-952-7652

vkelemen@trovagene.com